Exhibit 99.4

FINDIT, INC

Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2023

(Unaudited)

	Findit, Inc	BioRegenx Inc. and Subsidiaries	Transaction Accounting Adjustments	Notes	Proforma (Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$–	$125,402	$–		$125,402
Accounts receivable	–	32,581	–		32,581
Inventories	–	217,529	–		217,529
Prepaid expenses and other current assets	–	205,152	–		205,152
Total current assets	–	580,664	–		580,664

Property and equipment (net)	31,540	13,723	343,734	a	388,997
Intangible property	–	49,363			49,363
Goodwill (net)	–	–	7,105,522	a	7,105,522
Other Assets	100	150,000			150,100
Total Assets	31,640	793,750	7,449,256		8,274,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	–	241,695	(88,680)		153,015
Accounts payable – related parties	28,242	213,516			241,758
Accrued expenses	–	274,677	–		274,677
Accrued expenses – related parties	–	292,190			292,190
Notes payable and loans	200,000	375,681	–		575,681
Notes and loans payable – related parties	25,370	963,215			988,585
Deferred revenues	0	354,203	–		354,203
Total current liabilities	253,612	2,715,177	(88,680)		2,880,109

Long-term debt	0	150,000	–		150,000
					–
Total liabilities	253,612	2,865,177	(88,680)		3,030,109

Stockholders' Equity:
Common stock	276,750	3,927	(276,750)	a	3,927
Preferred stock	9,900	10	(9,900)	a	10
Additional paid in capital	3,001,149	10,443,556	3,845,822	a	17,290,527
Accumulated deficit	(3,509,771)	(12,517,978)	3,978,764)	a	(12,048,985)
Other comprehensive loss	–	(942)			(942)
Total Stockholders' deficit	(221,972)	(2,071,427)	7,537,936		5,244,537

Total Liabilities and Stockholders' Deficit	$31,640	$793,750	$7,449,256		$8,274,646

a The Unaudited pro forma condensed consolidated statement of operations reflects the following adjustments:

The reverse merger transaction records the value of the assets of the legal acquirer as the accounting acquired company. Goodwill was assigned based on the Registrant’s share price on the dated of the merger. The Company filed Articles of Merger effective March 8, 2024 with the state of Nevada. Pursuant to the Articles of Merger, BioRegenx, Inc, a private Nevada corporation was merged into the Company, with the Company being the surviving company.

Pursuant to the merger, all of the issued and outstanding BioRegenx, Inc., a private Nevada corporation, common and preferred shares were exchanged for 851,977,296 common shares and 3,800 Series A preferred shares of the Company which represented 90.0% of the voting securities of the Company. Concurrently, holder(s) of the Company’s Series A and Series B preferred shares retired all of their Series A and Series B preferred shares back into the treasury. The Series A and Series B preferred shares represented a voting control of 98.47% of the Company. Simultaneously, the majority shareholders retired a total of 172,197,602 common shares. The existing shareholders of Findit, Inc. retained 104,552,804 shares of common stock. The exchange value of Registrant’s stock that was retained was valued at $7,318,594, based on the trading price of Registrant as of the date of the Merger. Due to the change in control, the accounting acquirer in the merger is BioRegenx, Inc., a private Nevada Corporation pursuant to Financial Accounting Standards Board’s Accounting Standard Codification (ASC) Topic 805. This acquired company is accounted for as an acquisition and the activities of the acquired company are included in the consolidated financial statements starting with the acquisition. Assets and liabilities are reported at the purchase price allocated to the relative fair market value. The financial information reported before the merger date is that of the accounting acquirer, with adjustments to capital accounts and share amounts to reflect the surviving company’s legal capital structure. The name of the publicly traded company was changed to BioRegenx, Inc. (The Company)

FINDIT, INC

Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2023

(Unaudited)

	Historical Consolidated	Transaction Accounting Adjustments	Notes	Proforma (Unaudited)
Total Revenue	$3,433,658	$–		$3,433,658
Costs and Operating Expense
Costs of Goods Sold	1,099,987	–		1,099,987
Selling, General and Administrative	5,852,168	5,139	a	5,857,307
Total Costs and Operating Expenses	6,952,155	5,139		6,957,294
Loss from operations	(3,518,497)	(5,139)		(3,523,626)
Other expense, net
Interest income	2	–		2
Interest expense	(199,526)	–		(199,526)
Other expense	(453,232)	453,232		–
Total other expense, net	(652,756)	453,232		(199,524)
Loss before income taxes	(4,171,253)	448,093		(3,723,160)
Income tax benefit	–	–		–
Other Comprehensive Income	(2,110)	20,900		18,790
Total Comprehensive Loss	$(4,173,363)	$468,993		$(3,704,370)

a The Unaudited pro forma condensed consolidated statement of operations reflects the following adjustments:

Adjustment for duplicate or avoidable costs and amortization on acquired property as if the proposed transaction was consummated as of January 1, 2023. The adjustments assume operations for the year ended December 31, 2023 were not modified as a result of the transaction. Amortization of $93,819 and -0- impairment expense have been included for acquired assets included in the pro forma statements.